     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 2002
                                                    REGISTRATION NO. 333 - 72274
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               AMENDMENT NO. 2 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            ------------------------

                            FRISBY TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

              DELAWARE                                     62-1411534
    (State or other jurisdiction                        (I.R.S. Employer
  of incorporation or organization)                    Identification No.)

                           3195 CENTRE PARK BOULEVARD
                       WINSTON-SALEM, NORTH CAROLINA 27107
                                 (336) 784-7754
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                GREGORY S. FRISBY
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                            FRISBY TECHNOLOGIES, INC.
                           3195 CENTRE PARK BOULEVARD
                       WINSTON-SALEM, NORTH CAROLINA 27107
                                 (336) 784-7754
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    COPY TO:

                                  PETER A. ZORN
                      WOMBLE CARLYLE SANDRIDGE & RICE, PLLC
                             200 WEST SECOND STREET
                       WINSTON-SALEM, NORTH CAROLINA 27101
                                 (336) 721-3634

                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At such time or times after the effective date of this Registration Statement as the selling stockholders shall determine.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
                                     --------

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
              --------

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

================================================================================

-------------------------------------------------------------------------------

                                3,475,111 Shares

                           [FRISBY TECHNOLOGIES LOGO]

                                  Common Stock

--------------------------------------------------------------------------------

         This prospectus is part of a registration statement that covers 3,475,111 shares of our common stock. These shares may be offered and sold from time to time by certain of our stockholders, including certain of our officers and directors. 1,611,805 of the shares are issuable upon the exercise of warrants held by the selling stockholders. We will not receive any of the proceeds from the sale of the common stock, except that we may receive from the selling stockholders payment of the exercise price payable upon exercise of the warrants. We will bear the costs relating to the registration of the common stock, which we estimate to be $35,103.81.


         Our common stock is listed on the SmallCap Market of the Nasdaq Stock Market under the symbol "FRIZ," and on the Boston Stock Exchange under the symbol "FRZ." On March 19, 2002, the last reported sales price of our common stock as reported on the Nasdaq SmallCap Market was $1.55.


         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                        Prospectus dated March_____, 2002

                                TABLE OF CONTENTS


THE OFFERING.......................................................................................................2
RISK FACTORS.......................................................................................................3
   We are experiencing losses, and we will require additional financing that we may not be able to obtain..........3
   We cannot be sure that our intellectual property, on which we depend heavily, is adequately protected...........3
   We cannot be sure that our vendors will be able to meet our needs...............................................4
   We may not achieve the broad market acceptance necessary to execute our growth strategy.........................4
   If we are unable to retain our key personnel, our ability to execute our business strategies may be adversely affected..............................................................................................5
   We could face product liability exposure........................................................................5
   Terrorist attacks and threats or actual war create uncertainty..................................................5
FRISBY.............................................................................................................5
RECENT DEVELOPMENTS................................................................................................6
WHERE YOU CAN FIND MORE INFORMATION................................................................................6
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................................................................7
FORWARD-LOOKING STATEMENTS.........................................................................................7
USE OF PROCEEDS....................................................................................................8
SELLING STOCKHOLDERS...............................................................................................8
PLAN OF DISTRIBUTION..............................................................................................10
LEGAL MATTERS.....................................................................................................11
EXPERTS...........................................................................................................11
EXPLANATORY NOTE..................................................................................................11
NOTE REGARDING PROSPECTUS.........................................................................................38
DISCLOSURES REGARDING INDEMNIFICATION ............................................................................38

                                  THE OFFERING

Common stock offered ................................  3,475,111 shares
Offering price.......................................  All or part of the shares offered hereby may be sold from time to time in amounts and on terms to
                                                       be determined by the selling stockholders at the
                                                       time of the sale.
Risk factors.........................................  See "Risk Factors" for a discussion of factors you should carefully consider before deciding to invest
                                                       in shares of our common stock.
Nasdaq symbol........................................  FRIZ


In this prospectus, the terms the "Company," "Frisby," "we," "our" and "us" refer to Frisby Technologies, Inc. and its subsidiary unless the context suggests otherwise. The term "you" refers to a prospective investor.

                                  RISK FACTORS

         You should carefully consider the following risk factors, in addition to the other information included or incorporated by reference in this prospectus, before purchasing shares of our common stock. In addition, please read "Forward-Looking Statements" on page 7 of this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Each of these risk factors could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our common stock.

WE ARE EXPERIENCING LOSSES, AND WE WILL REQUIRE ADDITIONAL FINANCING THAT WE MAY NOT BE ABLE TO OBTAIN.


         For the years ended December 31, 2000 and 2001, we had net losses of $4,821,288 and $5,184,900, respectively. At December 31, 2001, we had working capital of approximately $1,284,659 and an accumulated deficit of $20,621,619. We sustained losses through fiscal 2001 and utilized cash resources principally to pay for the purchase of material, our acquisition of intellectual properties and selling, marketing and general administrative expenses.

         We cannot be sure that we will become profitable. We will need to secure additional funding to support our operating plan in fiscal 2002 and beyond. We have not yet obtained firm commitments for any future funding, and we have no assurance that we will be able to obtain additional capital in the future or that the terms of such funding, if available, will be satisfactory. Additional equity financing may result in substantial dilution to our stockholders, including purchasers of the common stock offered hereby. If we are unable to obtain additional financing, our ability to continue our current operating plan would be uncertain and, in any event, we would be required to delay, scale back or eliminate our growth strategies, which would likely materially and adversely affect our business and financial condition.


WE CANNOT BE SURE THAT OUR INTELLECTUAL PROPERTY, ON WHICH WE DEPEND HEAVILY, IS ADEQUATELY PROTECTED.

         Our business depends on the continued validity of the patents that we license and the effectiveness of our licenses to such patents. We have no assurance that any steps that we have taken to protect our intellectual property will be adequate to prevent misappropriation, that any patents or copyrights issued to us or our licensors will not be invalidated, circumvented or challenged, or that the rights granted thereunder will provide a competitive advantage. Claims alleging the invalidity of our patents, even if unfounded, may have a material adverse effect on the commercialization of products or technologies based on such rights. We also rely on unpatented proprietary technology, and we cannot be sure that others may not independently develop the same or similar technology or otherwise obtain access to our proprietary technology. In addition, laws of certain countries in which our products are, or may be developed, manufactured or sold, may not provide our products and intellectual property rights with the same degree of protection as the laws of the United States. Furthermore, we cannot be sure that others will not independently develop technologies similar or superior to our technology and obtain patents, trademarks or copyrights thereon. In such event, we may not be able to license such technologies on reasonable terms, or at all. We have no assurance that third parties will not assert infringement claims in the future. Moreover, litigation may be necessary to enforce our rights under licensed patents, copyrights and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation, regardless of the outcome, could result in substantial cost and diversion of resources and could have a material adverse effect on our business, financial condition and results of operations.

         In addition to patent protection, we seek to protect our proprietary information through confidentiality and non-competition agreements with our employees, directors, licensee/customers, strategic partners, consultants, advisors and collaborators. We cannot be assured that such agreements will not be breached, that we will have adequate remedies for any such breach or that our proprietary information will not otherwise become known to, or be independently developed by, our competitors.

         We cannot be assured that our registered or unregistered trademarks do not infringe upon the rights of third parties or that third parties will not assert claims of infringement. The cost to defend such claims or the requirement to change any trademark (which would result in the loss of any goodwill associated with that trademark) could entail significant expense and have a material adverse effect on our business, financial condition and results of operations.

WE CANNOT BE SURE THAT OUR VENDORS WILL BE ABLE TO MEET OUR NEEDS.

         As of the date of this prospectus, we rely upon: four sources of foam -- one in the United States, one in Europe and two in the Asian-Pacific region; one strategic partner for nonwovens; and two principal suppliers in the United States of the core, unencapsulated phase change materials (PCMs) required for the manufacture of Thermasorb(R)additives. If our foam or nonwoven suppliers are not able to meet our demands, or if we encounter an unanticipated interruption of supply of PCMs, we may not be able to satisfy scheduled customer orders, anticipated requests and other potential sales opportunities. If this were to occur, one or more of our customers may terminate their relationship with us and our revenues may suffer. In addition, a significant price increase in our core materials would have an adverse effect on our cost of sales and, as a result, our results of operations.

         As of the date of this prospectus, all of our Thermasorb(R) additives are manufactured to specifications we provide to 3M, with which we have entered into an arrangement that provides firm, fixed pricing for all of our anticipated microcapsule production requirements. If, for any reason, 3M is unable or unwilling to continue to supply microencapsulated materials under the present arrangement and we are unable to establish an alternate source or sources of supply under similar terms, then we could experience cost increases, a deterioration of services from our suppliers, or interruptions, delays or a reduction in supply that may cause us to fail to meet delivery schedules to our licensees/customers. If this were to occur one or more of our licensees/customers may terminate their relationship with us and our revenues may suffer.

WE MAY NOT ACHIEVE THE BROAD MARKET ACCEPTANCE NECESSARY TO EXECUTE OUR GROWTH STRATEGY.

         Our strategy is to achieve and capitalize upon brand recognition of our thermal management technologies in high visibility markets. Our strategy assumes that our licensee/customers will regard the use of our thermal management technologies in their products as providing enhanced value. Additionally, our strategy is based upon certain assumptions regarding:

         -        consumer/customer demand for, and acceptance of our products;

         - the price at which we believe we will be able to sell our products;

         - the timing of introductions of products featuring our thermal products;

         - the size of the thermal management products market (for consumer products and industrial products);

         -        our anticipated share of these markets; and

         - the time factors involved in concluding satisfactory license agreements with licensee/customers.

         To date, our products have been sold primarily in the consumer marketplace. We have no assurance that we will be able to increase market acceptance for our products in the consumer marketplace or that we will be able to achieve or maintain market acceptance in the industrial marketplace. Our targeted strategic partner base may not change the established thermal management technologies incorporated in their products and may not make the necessary investment to purchase our products.

IF WE ARE UNABLE TO RETAIN OUR KEY PERSONNEL, OUR ABILITY TO EXECUTE OUR BUSINESS STRATEGIES MAY BE ADVERSELY AFFECTED.

         Our success will continue to depend on the continued services of our executive officers and a limited number of other senior management and technical personnel. Only Gregory S. Frisby, our Chairman and Chief Executive Officer, is under an employment agreement with us. If we were to lose the services of any of these individuals, we may not be able to secure a suitable replacement in a timely manner, or at all. In any event, we would be forced to divert substantial financial resources and management attention to attempting to identify, attract and recruit a replacement, all of which may delay or otherwise adversely impact our ability to execute our business strategies.

WE COULD FACE PRODUCT LIABILITY EXPOSURE.

         The development, testing, manufacturing, marketing and sale of our products involve risks of allegations of product liability. While no product liability claims have been made against us to date, if such claims were made and adverse judgments obtained, whether directly against us or against one of our strategic partners in connection with an end-use product incorporating our products, such claims could have a material adverse effect on our business, financial condition and results of operations. We presently maintain product liability insurance in the amount of $1,000,000 per claim with an annual aggregate limit of $2,000,000. In addition, we presently maintain umbrella product liability insurance coverage in the amount of $9,000,000 per claim with an annual aggregate limit of $9,000,000. We have no assurance that such coverage is, or any new coverage will be, adequate or will continue to be available at an acceptable cost, if at all. A product liability claim, product recall or other claim with respect to uninsured liabilities or in excess of insurance coverage could have a material adverse effect on our business, operating results and financial condition. We may seek to increase our insurance coverage in the future, although we have no assurance that such increased coverage will be available from insurers or, if available, at acceptable terms.

TERRORIST ATTACKS AND THREATS OR ACTUAL WAR CREATE UNCERTAINTY.

         Terrorist attacks in the United States on September 11, 2001, as well as subsequent events occurring in response or connection to them, including, without limitation, future terrorist attacks against United States targets, rumors or threats of war, actual war or conflicts involving the United States or its allies or military or trade disruptions impacting our suppliers may adversely impact our business, among other things, causing delays or losses in our required supply or decreased sales of products into which our materials are incorporated or our end products. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the U.S. and worldwide financial markets and economy. They also could result in or lengthen economic recession in the U.S. or abroad. Any of these occurrences may have a significant impact on our business, financial condition and results of operations and may result in the volatility of the market price for our common stock and on the future price of our common stock.

                                     FRISBY

         Frisby Technologies, Inc. is a developer and marketer of innovative branded thermal management products for use in a broad range of consumer and industrial products. Our patented, branded products - COMFORTEMP(R) insulating and cooling materials and Thermasorb(R) thermal additives - provide thermal management benefits in both hot and cold environments. Our current products are used in such end-products as gloves, boots, athletic footwear, fashion apparel, performance outerwear and home furnishings. In addition, as of the date of this prospectus, we are seeking to identify further applications with potential licensees/customers in the fields of medical devices, temperature-controlled packaging and automotive interiors.

         Our products were initially incorporated in end-use applications in 1997. Our careful selection of the markets in which our products can be best utilized and most effective and of our initial partners in those markets that help foster increased brand awareness and create a positive associative effect for our products has enabled us to increase our revenues. We believe that, by continuing to establish and strengthen relationships with market leaders and to promote the visibility of our applications in their end-use products

(e.g., via a hang tag, sew-on label or screen printed logo), COMFORTEMP(R) will become "the product of choice" in many thermal management applications.

         We believe that by continuing to expand the end-use applications into which our products can be incorporated, we will achieve sales penetration into a wider range of new product categories and industries in addition to increasing sales penetration with our existing licensees and customers, enabling us to achieve revenue growth. In addition, we believe that we can achieve a significant increase in profit margins on product sales by expanding the number of end-use products that we source directly and by reducing our supply costs.

         We were incorporated in North Carolina in November 1989 and reincorporated in Delaware in March 1998. Our principal executive offices are at 3195 Centre Park Boulevard, Winston-Salem, North Carolina 27107, and our telephone number is (336) 784-7754.

                               RECENT DEVELOPMENTS

         On November 19, 2001, MUSI Investments, S.A. transferred 1,716,327 shares of the Company's common stock to Finpart International S.A., a wholly owned subsidiary of Fin. Part. SpA (a $300 million publicly held holding company based in Milan, Italy and traded on the Milan Stock Exchange). In connection with the transaction, the Company, MUSI, Finpart, Jeffry D. Frisby and Gregory
S. Frisby entered into a Third Amended and Restated Stockholders Agreement pursuant to which Finpart was granted the right to designate one nominee to the Company's Board of Directors. The stockholders agreement also continued MUSI's right to designate one nominee to the Company's Board of Directors and provided that each of Jeffry D. Frisby and Gregory S. Frisby would vote for the Finpart and MUSI nominees.

         Also on November 19, 2001, MUSI converted all unpaid principal and accrued interest on its $1,500,000 term loan to the Company into 1,400,123 shares of the Company's common stock.


Effective January 10, 2002, the Company entered into a $750,000 credit facility with DAMAD Holding AG and a $500,000 credit facility with Bluwat AG, two accredited investors based in Europe. The facilities: mature on January 10, 2005; bear interest at the rate of prime plus 0.75%, payable quarterly beginning with the first quarter of 2002; and are secured by the Company's accounts receivable, inventory, furniture, machinery, equipment, general intangibles and patents and by a personal guaranty by Gregory S. Frisby, the Company's Chairman and Chief Executive Officer, of one-third of the total amount outstanding. In connection with the facilities, the Company issued five-year warrants to purchase an aggregate of 868,055 shares of its common stock at an exercise price equal to $1.44 per share, subject to adjustment in the event of organic changes in the Company's common stock. The terms of the warrants provide that, if the Company issues shares of a senior class of capital stock, the warrants will become exercisable for shares of such senior class instead of shares of common stock.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and periodic reports, proxy statements and other information with the United States Securities and Exchange Commission (the "SEC"). You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549 and you may obtain copies of these documents from the SEC's Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov.

         We have filed a registration statement on Form S-3 with the SEC relating to the offering of common stock pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

         The registration statement we have filed with the SEC utilizes the "shelf" registration process. Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading "Incorporation of Certain Documents by Reference."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the termination of this offering. The documents we incorporate by reference are:


         - Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000 (excluding Item 7), as amended by Form 10-KSB/A as filed with the SEC on April 30, 2001;


         - Our Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

         - The description of our common stock on Form 8-A under the Exchange Act as filed with the SEC on March 31, 1998.

         You may request a copy of these filings, at no cost to you, by writing or telephoning Frisby Technologies, Inc., 3195 Centre Park Boulevard, Winston-Salem, North Carolina 27107 (telephone 336-784-7754).

                           FORWARD-LOOKING STATEMENTS

         This prospectus and the documents we have incorporated by reference contain forward-looking statements within meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding, among other items, our growth strategies, anticipated trends in our business, our future results of operations, certain pending litigation and market conditions in our industry. These forward-looking statements are based largely on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could differ materially from these forward-looking statements as a result of, among other things:

         -        the need for further development of our products and markets;

         -        the development of alternative technology by third parties;

         -        the uncertainty of the future economic environment;

         - the uncertainty of market acceptance and demand for our products in the future; and

         - other risk factors set forth under "Risk Factors" in this prospectus.

In addition, the words "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Frisby, our business or our management, are intended to identify forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the documents we have incorporated by reference may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of the common stock, except that certain of the shares of common stock to be sold hereunder are issuable upon the exercise of warrants and we may receive from the selling stockholders payment of the exercise price for such warrants. We will pay the costs relating to the registration of these shares, which we estimate to be $35,103.81.

                              SELLING STOCKHOLDERS

         The shares being offered by the selling stockholders were acquired in connection with various private placements. The following table sets forth, for each selling stockholder, the amount of Frisby common stock beneficially owned (including shares issuable upon the exercise of warrants), the number of shares of common stock offered hereby and the number of shares of common stock to be held and the percentage of outstanding common stock to be beneficially owned after completion of this offering (assuming the sale of all shares offered under this prospectus). Except as indicated in the footnotes to this table, none of the selling stockholders has had any position, office or other relationship material to Frisby with Frisby or any of its affiliates within the past three years.

                                                                                       SHARES TO BE        PERCENTAGE
                                                       SHARES          SHARES      BENEFICIALLY OWNED   BENEFICIAL OWNERSHIP
                                                    BENEFICIALLY       OFFERED    AFTER COMPLETION OF   AFTER COMPLETION OF
NAME                                                  OWNED (1)         HEREBY      THIS OFFERING (1)    THIS OFFERING (1)
                                                    ------------      ---------   -------------------   --------------------
MUSI Investments S.A. (2)                             2,587,623         137,500         2,450,123              25.69
All First Company as Custodian
For Hogan & Hartson Partners
Retirement Plan for the Benefit of
Jean S. Moore (3)                                       450,000          90,000           360,000               3.97
Southern Spear, Inc. (4)                                250,000         250,000                 0                  0
Duncan R. Russell (5)                                   192,211          75,000           117,211               1.30
Hanes Family Partnership (6)                            155,000         155,000                 0                  0
R. Allen Blake (7)                                      100,000         100,000                 0                  0
Schoeller Textil AG (8)                                 125,000          25,000           100,000               1.12
Jean S. Moore (9)                                       144,500          10,000           134,500               1.52
Bennett Boskey (10)                                     120,000          50,000            70,000                  *
Sara N. Crowder (10)                                     54,000          50,000             4,000                  *
David A. Hudgins (10)                                    50,000          50,000                 0                  0
T. Kevin Toomey (10)                                     51,000          50,000             1,000                  *
Stephen E. Marano (10)                                   63,500          50,000            13,500                  *
Pittsburgh Plastics
Manufacturing, Inc. (11)                                 25,000          25,000                 0                  0
Thomas E. O'Shea (10)                                    56,900          50,000             6,900                  *
Michael N. McKee (12)                                    25,000          25,000                 0                  0
Susan L. Peterson (12)                                   25,000          25,000                 0                  0
Earl F. Slick (12)                                       25,000          25,000                 0                  0
Thomas D. Douglas III (13)                               20,000          20,000                 0                  0
Womble Carlyle Sandridge & Rice,
PLLC (14)                                                20,499          20,499                 0                  0

Gregory S. Frisby (15)                                2,493,286           50,000         2,443,286              27.36
Jeffry D. Frisby (16)                                 1,209,143           25,000         1,184,143              13.35
Finpart International S.A. (17)                       1,516,327        1,166,327           350,000               3.96
Spyder Active Sports, Inc. (18)                          82,730           82,730                 0                  0
DAMAD Holding AG (19)                                   520,833          520,833                 0                  0
Bluwat AG (20)                                          347,222          347,222                 0                  0


* less than one percent


(1) Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or convertible securities held by that person that are convertible or exercisable currently or within 60 days of the date hereof are deemed outstanding. Except as indicated in the footnotes to this table and as provided pursuant to applicable community property laws, the security holders named in the table have sole voting and investment power with respect to the shares set forth opposite each security holder's name. Percentage beneficial ownership is based on 8,848,022 shares outstanding as of March 19, 2002.


(2) Includes 137,500 shares issuable upon the exercise of warrants, all of which are offered hereby.

(3) Includes 225,000 shares issuable upon the exercise of warrants, of which 45,000 shares are offered hereby.

(4) Includes 125,000 shares issuable upon the exercise of warrants held by Southern Spear, all of which are offered hereby. The power to vote and dispose of these shares is held by Roane Cross, President. Southern Spear, Inc. is a wholly owned subsidiary of DAMAD Holding AG.

(5) Includes 37,500 shares issuable upon the exercise of warrants, all of which are offered hereby, and 96,000 shares issuable upon the exercise of stock options. Mr. Russell has served as President and Chief Operating Officer and a member of the Board of Directors of Frisby since June 2000. He had previously served as Vice President of Sales and Marketing of the Company from April 1999 until June 2000 and as Director of Global Brand Strategy from December 1998 until April 1999.

(6) Includes 77,500 shares issuable upon the exercise of warrants, all of which are offered hereby. The power to vote and dispose of these shares is held by the investment managers of Salem Investment Counselors, William R. Watson, Robert T. Beach and David B. Rea.

(7) Includes 50,000 shares issuable upon the exercise of warrants, all of which are offered hereby.

(8) Includes 62,500 shares issuable upon the exercise of warrants, of which 12,500 shares are offered hereby. The power to vote and dispose of these shares is held by Franz Albers, Chief Executive Officer.

(9) Includes 25,000 shares issuable upon the exercise of warrants, of which 5,000 shares are offered hereby. Does not include shares held by AllFirst Company as Custodian For Hogan & Hartson Partners Retirement Plan for the Benefit of Jean S. Moore.

(10) Includes 25,000 shares issuable upon the exercise of warrants, all of which are offered hereby.

(11) Includes 12,500 shares issuable upon the exercise of warrants, all of which are offered hereby. The power to vote and dispose of these shares is held by James Zona, President. Pittsburgh Plastics Manufacturing, Inc. is a supplier of gels and gel-based footwear components to the Company as well as a licensed producer and marketer of gels and insoles.

(12) Includes 12,500 shares issuable upon the exercise of warrants, all of which are offered hereby.

(13) Includes 10,000 shares issuable upon the exercise of warrants, all of which are offered hereby.

(14) Includes 6,250 shares issuable upon the exercise of warrants, all of which are offered hereby. The power to vote and dispose of these shares is held by Womble Carlyle Sandridge & Rice's seven-member Firm Management Committee, acting by majority. Constitution of the Firm Management Committee is subject to change annually.

(15) Includes 25,000 shares issuable upon the exercise of warrants, all of which are offered hereby. Includes 1,176,643 shares of the Company's Common Stock owned of record by Jeffry D. Frisby with respect to which Gregory S. Frisby has been granted voting rights but no dispositive power pursuant to a Stockholders Agreement between Gregory S. Frisby and Jeffry D. Frisby. Also includes 57,500 shares of Common Stock issuable upon the exercise of stock options and 1,234,143 shares of Common Stock owned of record by Mr. Gregory S. Frisby. Gregory S. Frisby has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception in 1989 and is the brother of Jeffry D. Frisby.

(16) Includes 12,500 shares issuable upon the exercise of warrants, all of which are offered hereby. Includes 1,176,643 shares of the Company's Common Stock owned of record by Jeffry D. Frisby with respect to which Gregory S. Frisby has been granted voting rights but no dispositive power pursuant to a Stockholders Agreement between Gregory S. Frisby and Jeffry D. Frisby. Also includes 7,500 shares of Common Stock issuable upon the exercise of stock options. Jeffry D. Frisby is a director of the Company and the brother of Gregory S. Frisby.


(17) The power to vote and dispose of the shares held by Finpart International is held by Gianluigi Facchini, Managing Director. In connection with Finpart International's acquisition of the shares, the Company, MUSI, Finpart International, Jeffry D. Frisby and Gregory S. Frisby entered into a Third Amended and Restated Stockholders Agreement pursuant to which Finpart International was granted the right to designate one nominee to the Company's Board of Directors.

(18) The power to vote and dispose of the shares held by Spyder Active Sports is held by Todd Stockbauer, Chief Financial Officer. The Company is party to a market agreement with Spyder Active Sports.

(19) Includes 520,833 shares issuable upon the exercise of warrants, all of which are offered hereby. Excludes 125,000 shares issuable upon the exercise of warrants held by Southern Spear, a subsidiary of DAMAD Holding, and 125,000 shares of common stock held by Southern Spear. The power to vote and dispose of the shares held by DAMAD Holding is held by Daniel Guggenheim, Vice Chairman.

(20) Includes 347,222 shares issuable upon the exercise of warrants, all of which are offered hereby. The power to vote and dispose of the shares held by Bluwat is held by Dr. Richard E. Blum, Chairman.


                              PLAN OF DISTRIBUTION

         Frisby is registering the shares covered by this prospectus for the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests. Frisby will pay the costs and fees of registering the shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares.

         The selling stockholders may sell the shares on Nasdaq or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

         - a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

         - purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

         - ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

         - enter into transactions involving short sales of the shares by broker-dealers; o sell shares short themselves and redeliver such shares to close out their short positions;

         - enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

         - loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933, or the 1933 Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the 1933 Act. If the selling stockholders qualify as "underwriters" they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the 1933 Act.

         In addition to selling their shares under this prospectus, the selling stockholders may:

         - agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the 1933 Act;

         - transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

         - sell their shares under Rule 144 of the 1933 Act rather than under this prospectus, if the transaction meets the requirements of Rule 144.

         No professional underwriter in its capacity as such will be acting for the selling stockholders.

                                  LEGAL MATTERS


         The legality of the shares offered hereby has been passed upon for us by Womble Carlyle Sandridge & Rice, PLLC, Winston-Salem, North Carolina.


                                     EXPERTS


         The consolidated financial statements of Frisby Technologies, Inc. at December 31, 2000 and for each of the two years in the period ended December 31, 2000, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                                EXPLANATORY NOTE

         The consolidated financial statements of the Company for the year ended December 31, 2000 are being filed herein to revise the Report of Independent Auditors to reflect the addition of an emphasis paragraph concerning continuing losses and their potential adverse effect on the Company's liquidity and to amend Note 1 of the consolidated financial statements regarding management's plan to address these issues. The unaudited consolidated financial statements of the Company for the nine months ended September 30, 2001 and the related notes are also included herein.

REPORT OF INDEPENDENT AUDITORS


The Stockholders
Frisby Technologies, Inc.

         We have audited the accompanying consolidated balance sheet of Frisby Technologies, Inc. as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated February 28, 2001 (except for Note 6 and Note 9, as to which the date is March 27, 2001), the Company, as discussed in Note 1, has experienced continued losses and has yet to secure firm commitments for any future funding, which may adversely affect the Company's liquidity. Note 1 describes management's plans to address these issues.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Frisby Technologies, Inc. as of December 31, 2000, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

                                         Ernst & Young LLP



Greensboro, NC
February 28, 2001,
except for Note 6 and Note 9, as to which the date is March 27, 2001, and except for Note 1, as to which the date is March 21, 2002

                            FRISBY TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEET

                                                                                                  December 31,
                                                                                                      2000
                                                                                                 --------------
ASSETS
Current assets:
  Cash and cash equivalents                                                                      $    1,024,636
  Accounts receivable, less allowances                                                                1,843,124
  Inventory                                                                                           2,146,447
  Prepaid expenses and other current assets                                                             144,139
                                                                                                 --------------
     Total current assets                                                                             5,158,346
Property and equipment, net                                                                             741,645
Intangible assets, net                                                                                1,526,470
Other assets                                                                                            210,136
                                                                                                 --------------
         TOTAL ASSETS                                                                            $    7,636,597
                                                                                                 ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                               $      804,071
  Line of credit                                                                                      1,453,469
  Accrued expenses and other current liabilities                                                        724,412
  License fees payable                                                                                  173,049
                                                                                                 --------------
     Total current liabilities                                                                        3,155,001
Other liabilities                                                                                       341,026

Minority interest                                                                                        54,782

Commitments and contingencies                                                                                --

Stockholders' equity:
  Preferred stock, 1,000,000 shares authorized,
    no shares issued and outstanding                                                                         --
  Common stock, $.001 par value; 30,000,000 shares authorized;
    6,972,158 shares issued and outstanding
                                                                                                          6,972
  Additional paid-in capital                                                                         19,444,913
  Common stock warrants outstanding                                                                     205,000
  Unearned stock compensation                                                                          (134,378)
  Accumulated deficit                                                                               (15,436,719)
                                                                                                 --------------
     Total stockholders' equity                                                                       4,085,788
                                                                                                 --------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                             $    7,636,597
                                                                                                 ==============

                             See accompanying notes.

                            FRISBY TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                     Year ended
                                                                                                    December 31,
                                                                                       -------------------------------------
                                                                                           2000                     1999
                                                                                       -------------           -------------
Net revenues                                                                           $  10,198,466           $   6,237,900

Cost of sales                                                                              7,629,963               5,196,990
                                                                                       -------------           -------------

Gross profit                                                                               2,568,503               1,040,910

Operating expenses:
   Sales and marketing                                                                     4,470,813               4,503,072
   General and administrative                                                              2,875,403               2,344,823
                                                                                       -------------           -------------
                                                                                           7,346,216               6,847,895
                                                                                       -------------           -------------

Loss from operations                                                                      (4,777,713)             (5,806,985)
Interest income (expense), net                                                              (136,118)                178,679
Minority interest                                                                             92,543                      --
                                                                                       -------------           -------------

Loss before provision for income taxes                                                    (4,821,288)             (5,628,306)
Provision for income taxes                                                                        --                      --
                                                                                       -------------           -------------

Net loss                                                                               $  (4,821,288)          $  (5,628,306)
                                                                                       =============           =============

Net loss per common share - basic and
   diluted                                                                             $       (0.77)          $       (1.01)
                                                                                       =============           =============

Shares used in the calculation of  basic and
   diluted net loss per common share                                                       6,245,039               5,570,005
                                                                                       =============           =============

                             See accompanying notes.

                            FRISBY TECHNOLOGIES, INC.
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)


                                                                                                             Additional
                                                                                                              Paid-In
                                              Preferred Stock                     Common Stock                Capital
                                              ---------------                     ------------                -------
                                         Shares             Amount            Shares          Amount

Balance at January 1, 1999               587,500         $ 2,479,000         5,120,613        $5,121        $12,199,828
Conversion of
Preferred Stock                         (587,500)         (2,479,000)          587,500           587          2,478,413

Net Loss                                      --                  --                --            --                 --
Sale of Marketable
   Securities                                 --                  --                --            --                 --

Comprehensive (loss)                          --                  --                --            --                 --


Issuance of Common Stock
Pursuant to acquisition of
Extreme Comfort                               --                  --            40,000            40            209,960
                                        --------         -----------         ---------        ------        -----------

Balance at December 31, 1999                  --                  --         5,748,113         5,748         14,888,201

Net Loss                                      --                  --                --            --                 --

Issuance of Common Stock
and Common Stock Warrants
in Private Placement                          --                  --         1,175,000         1,175          4,415,227

Issuance of Common Stock
Options and Warrants for
services                                      --                  --                --            --            (56,980)

Amortization of unearned
stock compensation                            --                  --                --            --                 --

Exercise of Stock Options                     --                  --            42,125            42            170,529

Issuance of Common Stock -
Employee Stock Purchase
Plan                                          --                  --             6,920             7             27,936
                                        --------         -----------         ---------        ------        -----------

Balance at December 31, 2000                  --                  --         6,972,158        $6,972        $19,444,913
                                        ========         ===========         =========        ======        ===========

                                        Accumulated
                                          Other        Common Stock
                                       Comprehensive     Warrants        Unearned Stock        Accumulated
                                          Income        Outstanding       Compensation           Deficit               Total
                                       -------------   ------------       -------------       -------------         ------------

Balance at January 1, 1999                 $21,000               --                 --         $ (4,987,125)         $ 9,717,824
Conversion of
Preferred Stock                                 --               --                 --                   --                   --

Net Loss                                        --               --                 --           (5,628,306)          (5,628,306)
Sale of Marketable
   Securities                              (21,000)              --                 --                   --              (21,000)
                                                                                                                     -----------
Comprehensive (loss)                            --               --                 --                   --          (5,649,306)

Issuance of Common Stock
Pursuant to acquisition of
Extreme Comfort                                 --               --                 --                   --              210,000
                                          --------        ---------         ------------        -----------

Balance at December 31, 1999                    --               --                 --          (10,615,431)           4,278,518

Net Loss                                        --               --                 --           (4,821,288)          (4,821,288)

Issuance of Common Stock
and Common Stock Warrants
in Private Placement                            --               --                 --                   --            4,416,402

Issuance of Common Stock
Options and Warrants for
services                                        --          205,000          $(148,020)                  --                   --

Amortization of unearned
stock compensation                              --               --             13,642                   --               13,642

Exercise of Stock Options                       --               --                 --                   --              170,571

Issuance of Common Stock -
Employee Stock Purchase
Plan                                            --               --                  --                   --              27,943
                                          --------        ---------         ------------         -----------

Balance at December 31, 2000                    --         $205,000            $(134,378)       $(15,436,719)        $ 4,085,788
                                          ========        =========         ============         ===========

                             See accompanying notes

                            FRISBY TECHNOLOGIES, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          Year ended
                                                                                          December 31,
                                                                                 -------------------------------
                                                                                    2000                1999
                                                                                    ----                ----
OPERATING ACTIVITIES:
Net loss                                                                         $(4,821,288)        $(5,628,306)
Adjustments to reconcile net loss to net cash used in operating activities:
   Depreciation and amortization                                                     421,927             410,749
   Non cash consulting and other expenses                                             14,752              70,000
   Provision for doubtful accounts and returns                                       375,831               5,000
   Changes in assets and liabilities, prior to effect of acquisition:
      Accounts receivable                                                           (369,519)           (785,105)
      Inventories                                                                 (1,049,398)           (308,202)
      Other current assets                                                           415,681              50,308
      Other non-current assets                                                      (134,043)             93,653
      Accounts payable                                                              (818,209)            471,369
      Accrued expenses and other current liabilities                                 732,607            (250,529)
      License fees payable                                                          (109,516)             92,838
                                                                                 -----------         -----------
Net cash used in operating activities                                             (5,341,175)         (5,778,225)
                                                                                 -----------         -----------

INVESTING ACTIVITIES:
Purchases of property and equipment                                                 (155,359)           (472,845)
Proceeds from sale of short-term investments                                              --           1,534,684
Purchase of intangible assets                                                        (47,919)           (400,000)
Purchase of business, net of cash acquired                                                --            (180,801)
Elimination of put agreement - net                                                  (120,894)                 --
                                                                                 -----------         -----------
Net cash provided by (used in) investing activities                                 (324,172)            481,038
                                                                                 -----------         -----------

FINANCING ACTIVITIES:
Net proceeds from line of credit                                                     903,488                  --
Proceeds from exercise of stock options                                              170,571                  --
Proceeds from employee stock purchases                                                27,943                  --
Proceeds from private placement - net                                              4,416,402                  --
Payment of transaction costs                                                              --             (47,372)
                                                                                 -----------         -----------
Net cash (used in) provided by financing activities                                5,518,404             (47,372)
                                                                                 -----------         -----------

Net decrease in cash and cash equivalents                                           (146,943)         (5,344,559)
Cash and cash equivalents - beginning of period                                    1,171,579           6,516,138
                                                                                 -----------         -----------
Cash and cash equivalents - end of period                                        $ 1,024,636         $ 1,171,579
                                                                                 ===========         ===========

                             See accompanying notes

                            FRISBY TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

1.  DESCRIPTION OF BUSINESS

Frisby Technologies, Inc. and its subsidiary (the "Company") is engaged in one business segment, the development and commercialization of branded thermal management products for use in a broad range of consumer and industrial products. The Company's Thermasorb(R) and COMFORTEMP(R) products utilize licensed patents and the Company's proprietary MicroPCM technology to enhance thermal characteristics (i.e., insulation, cooling or temperature control properties) in a variety of consumer and industrial products.

The Company will need additional capital to support its operating plan for fiscal 2002. In addition, the Company's capital expenditure and working capital requirements may change depending on its progress in marketing its product line, gaining acceptance of its thermal management technology and its other products and services from consumers and industrial partners and identifying strategic acquisition or licensing opportunities or as a result of unexpected events. The Company has not yet obtained firm commitments for any future funding and has no assurance that it will be able to obtain additional capital in the future or that the terms of such funding, if available, will be satisfactory. If the Company is unable to obtain additional financing, it may be required to delay, scale back or eliminate all or a portion of its growth strategies, which may materially and adversely affect its business, financial condition and results of operations.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary, and of Schoeller Frisby Technologies GmbH, a joint venture controlled by the Company. All significant intercompany balances and transactions have been eliminated in consolidation.

REVENUE RECOGNITION

Revenues from sales of products are recognized when title passes based upon the terms of the sale, which are generally upon shipment. License revenues are recorded ratably over the license period, which generally ranges between two and three years. Royalty revenues are recorded when the Company's strategic partners report sales of products containing Thermasorb(R) and COMFORTEMP(R) to their customers.

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined by the weighted-average method.

PROPERTY AND EQUIPMENT

The Company's property and equipment are stated at cost. Depreciation for financial reporting purposes is provided over the estimated useful lives (three to ten years) of the assets under the straight-line method. Leasehold improvements are amortized on a straight-line basis over the shorter of the lease term or the estimated useful life of the asset.

The Company reviews the carrying value of its property and equipment and other long-lived assets in determining the ultimate recoverability of their unamortized values using future undiscounted cash flow analyses if there are indicators of impairment. To the extent such undiscounted cash flow projections indicate that an impairment exists, the assets are written down to discounted cash flows.

INTANGIBLE ASSETS, NET

Excess cost over fair value of assets acquired is amortized using the straight-line method over ten years. Patents and trademarks are amortized over their estimated useful lives ranging from 5 to 20 years. License agreement costs are amortized over their related license term. The Company periodically reviews the carrying values and estimated useful lives of the intangible assets to determine whether current events and circumstances warrant adjustments. This valuation is performed using the expected future undiscounted cash flows associated with the intangible assets compared to the carrying value to determine if a write-down is required. To the extent such projection indicates that the undiscounted cash flow is not adequate to recover the carrying amounts, the assets are written down to discounted cash flows.

FINANCIAL INSTRUMENTS

Financial instruments consist of cash and cash equivalents, accounts receivable, short-term and long-term debt. The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. The Company estimates the fair value of its financial instruments using a discounted cash flow analysis based on interest rates for similar types of instruments available in the market place. At December 31, 2000 the carrying amounts of the Company's financial instruments approximated their fair values.

ADVERTISING AND PROMOTION

Advertising and promotion costs are expensed the first time the advertisement is run. Media print placement costs are expensed in the month the advertising appears. Accounting for endorsement contracts is based upon specific contract provisions. Total advertising and promotion expenses were approximately $1,414,000 and $1,425,000 for the years ended December 31, 2000 and 1999, respectively.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

STOCK BASED COMPENSATION

Stock based compensation expense for the Company's employee stock option plan is recognized under the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. Statement on Financial Accounting Standard (SFAS No. 123), Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair value-based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic value-based method of accounting described above related to employees, and has adopted the disclosure requirements of SFAS No. 123.

NET LOSS PER SHARE

The denominator used in the computation of basic and diluted net loss per share for the years ended December 31, 2000 and 1999 was 6,245,039 and 5,570,005, respectively; the weighted-average shares. The calculation of diluted net loss per share excludes shares of common stock issuable upon the exercise of stock options and warrants (Note 10), as the effect of such exercises would be antidilutive.

TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

Assets and liabilities of foreign operations where the functional currency is other than the U.S. dollar are translated at fiscal year-end rates of exchange, and the related revenue and expense amounts are translated at the average rates of exchange during the fiscal year. Gains or losses resulting from translating foreign currency financial statements resulted in an immaterial impact to the financial statements for the year ended December 31, 2000 and were not applicable in 1999.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Standards Board issued SFAS No.133, Accounting for Derivative Instruments and Hedging Activities, which is required to be adopted in fiscal years beginning after June 15, 2000. Under the statement, all derivatives will be required to be recognized on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, change in fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. Under the statement, any ineffective portion of a derivative's change in fair value must be immediately recognized in earnings. The Company has determined that the adoption of SFAS No.133 will not have an effect on the earnings or financial position of the Company.

RECLASSIFICATIONS

Certain amounts in prior year's financial statements have been reclassified to conform with current year classifications.

3.  FINANCIAL RISKS

The Company currently outsources the manufacture of all of its products, including Thermasorb(R) and COMFORTEMP(R), to a limited number of manufacturers.

The Company does a significant amount of business with a limited number of licensee/customers. Total revenues from the top two licensees/customers during each period comprised approximately 28% (17% and 11%) and approximately 27% (15% and 12%) of the Company's total revenues for the years ended December 31, 2000 and 1999, respectively.

At December 31, 2000, two licensee/customers accounted for approximately 60% (46% and 14%) of the Company's accounts receivable. The Company performs credit evaluations of its strategic partners' financial condition and payment history prior to extending credit. Consistent with industry standards, receivables are payable in accordance with the terms of the underlying contracts and collateral is not required.

The Company's sales are to customers worldwide, with approximately 41% generated in Europe, 36% in North America and 18% in the Asia-Pacific region.

4.  PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of December 31, 2000:

Leasehold  improvements .........        $   72,167
Furniture .......................           278,131
Equipment .......................         1,114,389
                                         ----------
                                          1,464,687
Less accumulated depreciation ...           723,042
                                         ----------
                                         $  741,645
                                         ==========

5.  INTANGIBLE ASSETS

Intangible assets consist of the following as of December 31, 2000:

Goodwill ........................        $1,074,740
Patents and trademarks ..........            47,920
License agreement ...............           704,450
                                         ----------
                                          1,827,110
Less accumulated amortization ...           300,640
                                         ----------
                                         $1,526,470
                                         ==========

6.  LINE OF CREDIT

In February 2000, the Company entered into a $2,000,000 line of credit with a bank (the "Line"). The Line is maintained for working capital purposes. The Line was originally scheduled to mature on July 31, 2000; however, the maturity date was extended to September 30, 2000 and further extended to December 31, 2000. As a condition of the later extension, the Company's Chief executive Officer and a related member of the Board of Directors personally guaranteed repayment in full of the obligation. The line is a committed facility, which is secured by substantially all of the Company's assets, and bears interest at the bank's prime rate plus 200 basis points. The credit agreement requires the Company to meet a minimum tangible net worth covenant.

Subsequent to December 31, 2000, the Company further negotiated an extension of the Line until June 20, 2001. Amended terms related to the extension include a borrowing limit of $1,500,000 and interest at the bank's prime rate plus 25 points. The guarantees of the Company's Chief Executive Officer and a related member of the Board of Directors remain in effect. In connection with the last extension, a significant shareholder of the Company issued an irrevocable stand-by letter of credit in the principal amount of $1,500,000 naming the leading bank as the beneficiary. The shareholder has the right to convert this letter of credit to equity as part of the Company's private placement (see Note
9). At December 31, 2000, $1,453,469 was outstanding under the Line.

On March 27, 2001 the Company received a Letter of Intent from the same significant shareholder proposing to take over the existing $1,500,000 Line of Credit, with terms and conditions similar to those with the bank. This proposed financing arrangement would extend the maturity date of the Line of Credit to January 2, 2002. The proposed financing arrangement may also include conversion rights and privileges similar to those being offered under the private placement memorandum. As of this date, formal negotiations are still being held and the final terms have not been agreed upon. The Company anticipates that it will formalize and finalize this arrangement before April 15, 2001.

7.  JOINT VENTURE.

During the first quarter of 2000, the Company established Schoeller Frisby Technologies GmbH ("SFT"), a joint venture with Schoeller Textil AG, to expand the European distribution of the Company's products. The Company owns 51% of the outstanding shares of the common stock and has control of the joint venture and, accordingly, consolidates the joint venture. The joint venture began operations in January 2000.

The Company recorded minority interest income, which reflects the portion of the losses of SFT that are applicable to Schoeller Textil AG's minority interest. The minority interest amount on the Balance Sheet represents the share of the net assets of SFT associated with the minority partner's interest in those operations.

8.  ACQUISITIONS

During 1999, the Company acquired selected assets of Steele and Associates, Inc. and acquired 100% of the outstanding shares of Extreme Comfort, Inc. These acquisitions have been accounted for as purchase transactions and consist of the purchase of assets with an estimated fair value of $200,800 and the assumption of liabilities of $643,774.

The results of operations of these acquisitions have been included in the Company's financial statements beginning on the date the acquisitions were consummated. The aggregate pro forma impact on the Company's operations, operating income and earnings per share is not material to the consolidated results of the operations.

9.  STOCKHOLDERS' EQUITY

PREFERRED STOCK

Under the terms of the Company's Article of Incorporation, the Board of Directors may determine the rights, preferences, and terms of the Company's authorized but unissued shares of preferred stock.

COMMON STOCK

In September 2000, the shareholders of the Company approved an increase to the authorized number of shares of common stock from 10,000,000 to 30,000,000.

PRIVATE PLACEMENT

In February 2000, the Board of Directors authorized the Company to complete a private equity financing of up to $7,500,000 consisting of units comprised of one share of the Company's common stock and one warrant to purchase one share of common stock. In May 2000, the Company completed a portion of the financing totaling $4,000,000, consisting of 800,000 shares of common stock at $5.00 per share and 800,000 attached five-year warrants with an exercise price of $7.00. In December 2000, the Company completed an additional portion of the financing totaling $700,000, consisting of 175,000 shares of common stock at $4.00 per share and 175,000 attached five-year warrants with an exercise price of $6.00. Concurrently, the Company issued an additional 200,000 shares of common stock and 200,000 warrants to the investment group that participated in the May 2000 placement, effectively repricing the shares and warrants to $4.00 and $6.00, respectively. Additionally, as of March 27, 2001, the Company has received firm commitment letters from several investors for an equity investment of up to $550,000 and a commitment letter from a significant shareholder to provide additional funding for 2001, if required, until the Company completes the private equity financing. The proceeds of the offering have been used for working capital and other general corporate purposes.


ISSUANCE OF STOCK OPTIONS AND WARRANTS FOR SERVICE

During 2000, the Company entered into product endorsement agreements with two well-known athletes. These product endorsement agreements provide for a total of 176,000 options to purchase the Company's common stock at exercise prices ranging from $4.13 per to $4.50 per share. The agreements provide that 28,000 options are immediately vested and expire in 2005. The remaining 148,000 options will be awarded based upon performance of the individuals under the contract and the Company attaining certain revenue levels for the particular products being endorsed. Accordingly, the aggregate fair value of the vested options, calculated under the Black-Scholes method, of $48,020, is being amortized to expense over the product endorsement period.

The Company entered into an investor relations agreement during 2000, which provides for services to the Company through 2001. As compensation for the agreement, the Company issued warrants to purchase 100,000 shares of the Company's common stock at an exercise price of $6.50 per share, expiring in 2005. The aggregate fair value of these warrants of $100,000 is being changed to expense over the respective service period.

Additionally, the Company has options and warrants outstanding to acquire 370,000 shares of its common stock with exercise prices ranging from $3.1875 to $11.55 expiring in 2003.

In connection with the private equity placement, the Company entered into an agreement with an investment-banking firm. In addition to an up-front payment, the Company issued 80,000 five-year Agent warrants, priced at $0.01 per warrant, entitling the investment-banking firm to purchase 80,000 shares of the Company's common stock at a price of $6.00 per share. Each of these shares would carry an attached five-year warrant to purchase an additional share of the Company's common stock at a purchase price of $7.00 per share.

10.  EMPLOYEE BENEFIT PLANS

EMPLOYEE STOCK PURCHASE PLAN

The Company established a qualified Employee Stock Purchase Plan during 2000, the terms of which allow for qualified employees (as defined) to participate in the purchase of designated shares of the Company's common stock at a price equal to the lower of 85% of the closing price at the beginning or end of each semi-annual stock purchase period. The Company issued 6,920 shares of common stock during fiscal 2000 pursuant to this plan at a price per share of $4.04.

EMPLOYEE RETIREMENT PLAN

Substantially all employees meeting certain service requirements are eligible to participate in a 401(k) Profit Sharing Plan. Under the Plan, participants are permitted to contribute from their compensation any amount up to the lesser of 12% of their annual gross salary or the maximum deferral allowed under the Internal Revenue Code. The Company currently matches 50% of the employee's first 6% pre-tax contribution. The Company matching contribution and any related plan fees were approximately $43,300 and $43,100 for the years ended December 31, 2000 and 1999, respectively.

The Company is entitled to also make optional profit sharing contributions at its discretion. During the years ended December 31, 2000 and 1999, the Company did not make any profit sharing contributions to the Plan.

EMPLOYEE STOCK OPTION PLAN

The Company has a Stock Option Plan ("Plan") under which 1,250,000 shares of common stock are reserved for issuance to employees, directors and consultants of the Company. Options granted under the Plan may be either "incentive stock options" as defined in Section 422 of the Internal Revenue Code, or non-statutory stock options as determined by the Board of Directors of the Committee. Options granted pursuant to the Plan have exercise periods of up to ten years and vest over a period of four years.

The following table summarizes activity in stock options:

                                                SHARES          WEIGHTED-
                                                UNDER            AVERAGE
                                                OPTION        EXERCISE PRICE
                                              ----------      --------------
Balance at December 31, 1998                     176,500           $6.37

Grants                                           174,950           $4.02
Forfeitures                                       (1,000)          $3.63
                                               ---------

Balance at December 31, 1999                     350,450           $5.20

Grants                                           535,050           $4.73
Forfeitures                                     (101,575)          $5.16
Exercised                                        (42,125)          $4.05
                                               ---------

Balance at December 31, 2000                     741,800           $4.93
                                               =========

Weighted average fair value of options
issued in 2000 using the Black-Scholes
option pricing model                                               $2.61

The following table summarizes information about the stock option outstanding as of December 31, 2000:




                                                                                 WEIGHTED-AVERAGE
                                     OPTIONS                 OPTIONS                REMAINING
     EXERCISE PRICE                OUTSTANDING             EXERCISABLE           CONTRACTUAL LIFE
-------------------------     ---------------------    -------------------     --------------------
        $ 3.19                         2,500                  2,500                   2.75
        $ 3.63                        93,225                 56,375                   7.92
        $ 3.81                         1,000                     --                   9.96
        $ 3.88                        60,000                 15,000                   9.88
        $ 4.38                        12,500                  5,625                   8.16
        $ 4.50                        40,625                  3,125                   7.87
        $ 4.53                         2,500                     --                   3.04
        $ 4.59                         2,500                  2,500                   3.13
        $ 4.75                       141,450                 31,650                   9.02
        $ 4.88                         7,500                  1,875                   3.04
        $ 4.94                       250,000                     --                   9.50
        $ 5.25                        10,000                  2,500                   8.79
        $ 5.50                        10,250                     63                   9.28
        $ 5.44                           250                     --                   9.25
        $ 7.00                        72,500                 72,500                   2.27
        $ 7.25                        35,000                 35,000                   2.29
                                    --------            -----------
                                     741,800                228,713
                                    ========            ===========


At December 31, 2000, the Company has reserved 2,756,000 shares of common stock for issuance of all options and warrants outstanding.

Pro forma information regarding net loss and net loss per share is required by Statement 123, and has been determined as if the Company had accounted for its stock options under the fair value of that statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the year ended December 31, 2000: risk-free interest rate of 6.0%; no dividend yield; volatility factor of the expected market price of the Company's Common Stock of
0.75 and a weighted-average expected life of the options of four years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                 Pro forma net loss                                $ (5,160,782)
                                                                   ============
                 Pro forma basic and diluted loss per share        $      (0.83)
                                                                   ============

The effects of applying SFAS 123 in this pro-forma disclosure are not indicative of future amounts. Additional awards in future years are anticipated.

11.  INCOME TAXES

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted rates expected to apply to taxable income in the years in which those temporary differences expected to be recovered or settled. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                               2000
                                                           ------------
             Current:
             Returns and allowances                        $     36,000
             Accounts receivable reserve                         37,000
                                                           ------------
             Total current deferred                              73,000

             Non-current:
             License agreement                                   97,000
                Net operating loss carryforward               3,665,000
                                                           ------------
             Total non-current deferred                       3,762,000
             Total deferred tax assets                        3,835,000
             Valuation allowance for deferred tax assets     (3,835,000)
                                                           ------------
             Net deferred tax assets                       $         --
                                                           ============

As a result of losses from operations through December 31, 2000, the Company has available a net operating loss carryforward ("NOL") of approximately $14,500,000 for Federal income tax purposes that expires in years through 2020. Utilization of the NOL is subject to an annual limitation under Section 382 due to certain ownership changes the Company underwent in 1998.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which the NOL can be utilized and the temporary differences become deductible. Since the Company has incurred losses in previous years and it anticipates additional losses in 2001, the Company has established a valuation allowance for deferred tax assets at December 31, 2000.

The income tax benefit differs from the amounts computed by applying the statutory United States Federal income tax rate as a result of the following:


                                                                   YEAR ENDED DECEMBER 31
                                                                 2000                  1999
                                                             --------------------------------
Benefit for Federal income taxes at the statutory rate       $(1,639,238)         $(1,913,624)
State income taxes, net of Federal income tax benefit           (219,562)            (249,741)
Permanent differences                                             55,527                9,279
Other                                                            (22,727)              (6,563)
Change in valuation allowance                                  1,826,000            2,160,649
                                                             -----------          -----------
                                                             $        --          $        --
                                                             ===========          ===========


12.      LICENSE ARRANGEMENTS

The Company has various licensing agreements that give the Company the exclusive worldwide rights to develop and commercialize proprietary technology in microencapsulation and thermal management. Under these agreements the Company pays royalties on product sales, license fees and royalty revenues ranging from 1% to 12.5%. These agreements contain aggregate minimum payments of $626,000 in 2001 and $750,000 in 2002 and $150,000 each year thereafter until the agreements expire.

The Company expensed $473,000 and $323,000 under these agreements for the years ended December 31, 2000 and 1999, respectively.

13.      COMMITMENTS AND CONTINGENCIES

The Company has an operating lease agreement for its corporate headquarters and thermal testing facility in North Carolina. The lease agreement is for 12 years and includes scheduled rent escalations throughout the lease term, which are being expensed on a straight-line basis. The Company has also entered into several operating leases for computer equipment. Rent expense from all operating leases was approximately $329,000 and $207,000 for the years ended December 31, 2000 and 1999, respectively. Future minimum payments under these leases are as follows:

                          2001                $   178,000
                          2002                    153,000
                          2003                    183,000
                          2004                    183,000
                          2005                    183,000
                       Thereafter               1,176,000
                                              -----------
                                              $ 2,056,000
                                              ===========

The Company is involved in various legal proceedings and claims that have arisen in the ordinary course of business that have not been finally adjudicated. These actions, when finally concluded and determined will not, in the opinion of management, have a material adverse effect upon the financial position or results of operations of the Company.







              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                            FRISBY TECHNOLOGIES, INC.
                           CONSOLIDATED BALANCE SHEET


                                                                                        September 30                December 31,
                                                                                            2001                        2000
                                                                                        ------------                ------------
                                                                                        (unaudited)
ASSETS
Current assets:
Cash and cash equivalents                                                               $     22,544                $  1,024,636
Accounts receivable, less allowances                                                       2,806,199                   1,843,124
Inventory                                                                                  1,743,500                   2,146,447
Prepaid expenses and other current assets                                                    217,785                     144,139
                                                                                        ------------                ------------
            Total current assets                                                           4,790,028                   5,158,346
Property and equipment, net                                                                  563,901                     741,645
Intangible assets, net                                                                     1,424,359                   1,526,470
Other assets                                                                                 280,196                     210,136
                                                                                        ------------                ------------
             TOTAL ASSETS                                                               $  7,058,484                $  7,636,597
                                                                                        ============                ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                                        $  1,577,014                $    804,071
Notes payable                                                                                150,000                          --
Line of credit                                                                                    --                   1,453,469
Convertible debt - net of discount                                                         1,394,118                          --
Accrued expenses and other current liabilities                                               534,736                     724,412
License fees payable                                                                          89,272                     173,049
                                                                                        ------------                ------------
            Total current liabilities                                                      3,745,140                   3,155,001
Other liabilities                                                                            290,798                     341,026

Minority interest                                                                             10,093                      54,782

Commitments and contingencies                                                                     --                          --

Stockholders' equity:                                                                             --
Preferred stock, 1,000,000 shares authorized,                                                     --
      no shares issued and outstanding                                                            --                          --
Common stock, $.001 par value; 30,000,000 shares authorized;
      7,150,424 and 6,972,158 shares issued and outstanding, respectively                      7,357                       6,972
Additional paid-in capital                                                                21,194,004                  19,444,913
Common stock warrants outstanding                                                            214,000                     205,000
Unearned stock compensation                                                                  (55,249)                   (134,378)
Accumulated deficit                                                                      (18,347,659)                (15,436,719)
                                                                                        ------------                ------------
      Total stockholders' equity                                                           3,012,453                   4,085,788
                                                                                        ------------                ------------
            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                  $  7,058,484                $  7,636,597
                                                                                        ============                ============

                             See accompanying notes.

                           FRISBY TECHNOLOGIES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                       Three-Month Period Ended              Nine-Month Period Ended
                                                              September 30                         September 30
                                                    ------------------------------        ------------------------------
                                                       2001                2000              2001               2000
                                                    -----------        -----------        -----------        -----------
Net revenues                                        $ 2,694,354        $ 1,709,735        $ 6,122,319        $ 7,035,984

Cost of sales                                         1,790,090          1,086,394          4,208,554          5,322,042
                                                    -----------        -----------        -----------        -----------

Gross profit                                            904,264            623,341          1,913,765          1,713,942

Operating expenses:
       Sales and marketing                              841,015            788,364          2,468,908          2,805,074
       General and administrative                       752,392            797,380          2,167,109          2,274,350
                                                    -----------        -----------        -----------        -----------
                                                      1,593,407          1,585,744          4,636,017          5,079,424

Loss from operations                                   (689,143)          (962,403)        (2,722,252)        (3,365,482)
Interest income (expense), net                         (128,886)           (15,593)          (233,377)           (74,872)
Minority interest                                        25,996               (798)            44,689             11,103
                                                    -----------        -----------        -----------        -----------

Loss before provision for income taxes                 (792,033)          (978,794)        (2,910,940)        (3,429,251)
Provision for income taxes                                   --                 --                 --                 --
                                                    -----------        -----------        -----------        -----------

Net loss                                            $  (792,033)       $  (978,794)       $(2,910,940)       $(3,429,251)
                                                    ===========        ===========        ===========        ===========

Net loss per common share - basic and diluted       $     (0.11)       $     (0.15)       $     (0.41)       $     (0.56)
                                                    -----------        ===========        ===========        ===========

                            See accompanying notes.

                            FRISBY TECHNOLOGIES, INC.
            CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
                                   (unaudited)

                                                                          Common
                                     Common Stock        Additional       Stock         Unearned
                                ----------------------     Paid-in       Warrants         Stock       Accumulated
                                   Shares       Amount     Capital      Outstanding   Compensation      Deficit           Total
                                -----------     ------   -----------    -----------   -------------  --------------    -----------
Balance at December 31, 2000      6,972,158     $6,972   $19,444,913     $205,000     $(134,378)     $(15,436,719)     $ 4,085,788

Net Loss                                 --         --            --           --            --        (2,910,940)      (2,910,940)

Issuance of Common Stock
 and Common Stock Warrants
 in Private Placement, net of
 related costs and expenses         362,500        363     1,378,472           --            --                --        1,378,835

Issuance of Common Stock and
 Warrants for services               10,048         10        71,419        9,000            --                --           80,429

Beneficial conversion feature
 on convertible debt                     --         --       264,705           --            --                --          264,705

Amortization of unearned
 stock compensation                      --         --            --           --        79,129                --           79,129

Exercise of Stock Options             4,800          5        15,298           --            --                --           15,303

Issuance of Common Stock -
 Employee Stock Purchase Plan         7,203          7        19,197           --            --                --           19,204
                                  ---------     ------   -----------     --------     ---------      ------------      -----------

Balance at September 30, 2001     7,356,709     $7,357   $21,194,004     $214,000     $ (55,249)     $(18,347,659)     $ 3,012,453
                                  =========     ======   ===========     ========     =========      ============      ===========

                             See accompanying notes

                         FRISBY TECHNOLOGIES, INC.
                   CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (unaudited)


                                                                                     Nine-month period ended
                                                                                          September 30
                                                                             ---------------------------------------
                                                                                  2001                      2000
                                                                              -----------                -----------
OPERATING ACTIVITIES:
Net loss                                                                      $(2,910,940)               $(3,429,251)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization                                                     328,771                    356,604
Non cash consulting and other expenses                                            159,558                         --
Amortization of debt discount                                                     158,823                         --
Provision for doubtful accounts and returns                                      (134,533)                  (150,000)
    Changes in assets and liabilities:
Accounts receivable                                                              (828,542)                   793,852
Inventories                                                                       402,947                 (1,844,840)
Other current assets                                                              (73,646)                   294,284
Other non-current assets                                                          (70,060)                   222,347
Accounts payable                                                                  772,943                   (937,952)
Accrued expenses and other liabilities                                           (284,593)                   279,265
License fees payable                                                              (83,777)                  (113,360)
                                                                              -----------                -----------
Net cash used in operating activities                                          (2,563,049)                (4,529,051)
                                                                              -----------                -----------

INVESTING ACTIVITIES:
Purchases of property and equipment                                               (10,733)                  (375,996)
Loan to joint venture                                                                  --                   (152,768)
Purchase of intangible assets                                                     (38,183)                  (208,905)
                                                                              -----------                -----------
Net cash used in investing activities                                             (48,916)                  (737,669)
                                                                              -----------                -----------

FINANCING ACTIVITIES:
Net proceeds from (payments against) line of credit                            (1,453,469)                 1,021,488
Net proceeds from unsecured loans                                                 150,000                         --
Net proceeds from convertible debt                                              1,500,000                         --
Proceeds from exercise of stock options                                            15,303                    123,063
Proceeds from employee stock purchases                                             19,204                         --
Proceeds from private placement - net                                           1,378,835                  3,697,219
                                                                              -----------                -----------
Net cash provided by financing activities                                       1,609,873                  4,841,770
                                                                              -----------                -----------

Net increase (decrease) in cash and cash equivalents                           (1,002,092)                  (424,950)
Cash and cash equivalents - beginning of period                                 1,024,636                  1,171,579
                                                                              -----------                -----------
Cash and cash equivalents - end of period                                     $    22,544                $   746,629
                                                                              ===========                ===========

                          See accompanying notes

                            FRISBY TECHNOLOGIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

1.  Basis of Presentation

         The accompanying unaudited consolidated financial statements have been prepared in conformity with generally accepted accounting principles and reflect all normal recurring adjustments which, in the opinion of management, are necessary for a fair presentation of the results for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and assumptions.

         The accompanying financial statements should be read in conjunction with the audited financial statements of Frisby Technologies, Inc. (the "Company") for the year ended December 31, 2000 and the notes thereto contained in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000, filed with the Securities and Exchange Commission on March 30, 2001, as amended by Form 10-KSB/A filed with the Securities and Exchange Commission on April 30, 2001.

2.  Summary of Significant Accounting Policies

Pending Accounting Pronouncements

         In July 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations (Statement 141), and No. 142, Goodwill and Other Intangible Assets (Statement
142). These Statements change the accounting for business combinations, goodwill, and intangible assets.

         Under Statement 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually, or more frequently if impairment indicators arise, for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives, but with no maximum life. The amortization provisions of Statement 142 apply to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, companies are required to adopt Statement 142 in their fiscal year beginning after December 15, 2001. Because of the different transition dates for goodwill and intangible assets acquired on or before June 30, 2001 and those acquired after that date, pre-existing goodwill and intangibles will be amortized during this transition period until adoption, whereas new goodwill and indefinite lived intangible assets acquired after June 30, 2001 will not.

         The Company is required to and will adopt Statements 141 and 142 in the third quarter of 2001 except with respect to the provisions of Statement 142 relating to goodwill and intangibles acquired prior to July 1, 2001, which will be adopted in the first quarter of 2002. Management is evaluating Statements 141 and 142 and has not yet determined if the adoptions will have a significant effect on its consolidated results of operations or financial position.


Net Loss Per Share

         Net loss per share for the three- and nine-month periods ended September 30, 2001 and 2000 is based on the weighted average number of common shares outstanding during the period in accordance with the Statement of Financial Accounting Standard ("SFAS") No. 128 "Earnings Per Share."

         Shares used in the computation of net loss per share for the three-and nine-month periods ended September 30, 2001 were 7,253,361 and 7,109,078 respectively. Shares used in the computation of net loss per share for the three- and nine-month periods ended September 30, 2000 were 6,575,860 and 6,127,123, respectively. The number of shares used in the calculation of net loss per share on a basic and diluted basis is the same. The calculation of diluted net loss per share excludes shares of common stock issuable upon the conversion of debt and the exercise of stock options and warrants, as the effect of such conversion or exercises would be anti-dilutive.


Reclassifications

         Certain amounts in prior periods have been reclassified to conform with the current period presentation.


3.  Credit Facility

         On May 14, 2001, the Company executed a $1,500,000 term loan agreement with MUSI Investments S.A. ("MUSI"), the proceeds of which were used to repay the Company's prior bank facility in full. The agreement with MUSI is on terms and conditions comparable to those under the prior bank facility, with the following key exceptions: (i) the MUSI loan is a term loan (due and payable in full upon maturity) rather than a revolving line of credit; (ii) the MUSI loan bears interest at the prime rate plus 75 basis points and (iii) at any time on or prior to the maturity date of January 2, 2002, MUSI has the right to convert the outstanding principal balance and any accrued and unpaid interest due under the loan, or a portion thereof, into either (a) shares of Common Stock of the Company (with a conversion price of the higher of $1.12 or 85% of the 10-day trailing average closing price of the Company's

Common Stock on the NASDAQ Stock Market on the date of conversion), or (b) units priced at $4.00, consisting of one share of Common Stock of the Company and a warrant to purchase one share of Common Stock of the Company at an exercise price of $6.00; provided that, except in the event of certain organic changes or distributions in securities to stockholders of the Company while the MUSI loan is outstanding, the MUSI loan may not be converted into more than 1,417,959 shares of Common Stock of the Company in the aggregate. As a result of this beneficial conversion option, the Company recorded a debt discount of $264,705, which will be amortized and charged to interest expense over the life of the loan. The MUSI loan is secured by a pledge of 1,419,643 shares of the Common Stock of the Company owned by its Chairman and Chief Executive Officer, Gregory
S. Frisby, and a limited guaranty by Gregory S. Frisby of up to $500,000 of the loan. The MUSI loan was amended on September 13, 2001 and on October 16, 2001 to provide for a deferral of interest until maturity and to permit expressly the retention by the Company of additional private placement proceeds and the incurrence by the Company of unsecured indebtedness up to an aggregate amount outstanding of $600,000 at any one time.

         On September 18, 2001 and October 19, 2001 the Company executed $75,000 non-negotiable unsecured promissory notes payable to Jeffry D. Frisby, a director of the Company, the proceeds of which were used for general working capital purposes. The notes bear interest at the prime rate plus 75 basis points and are payable on the earlier of (i) 60 days from the date of the note or (ii) 5 business days after receipt by the Company of payment of certain outstanding accounts receivable. On October 31, 2001, the Company repaid the September 18 note in full.

         On September 19, 2001 and October 19, 2001 the Company executed $75,000 non-negotiable unsecured promissory notes payable to Gregory S. Frisby, the Company's Chairman and Chief Executive Officer, the proceeds of which were used for general working capital purposes. The notes bear interest at the prime rate plus 75 basis points and are payable on the earlier of (i) 60 days from the date of the note or (ii) 5 business days after receipt by the Company of payment of certain outstanding accounts receivable.

         On October 25, 2001 the Company executed a $250,000 non-negotiable unsecured promissory note with a stockholder of the Company, the proceeds of which were used for general working capital purposes. The note bears interest at the rate of 8% and is payable on the earlier of (i) 60 days from the date of the note or (ii) 5 business days after receipt by the Company of payment of certain outstanding accounts receivable.


4.   Stockholders' Equity

         On July 16, 2001 the Company sold an aggregate of $500,000 in units in a private placement to four accredited investors (one of which also purchased units on April 27) at a price of $4.00 per unit. Each unit consists of one share of Common Stock and a warrant to purchase one share of Common Stock at an exercise price of $6.00. On September 20, 2001 the Company sold an additional $250,000 in units to three accredited investors at a price of $4.00 per unit. Each unit consists of one share of Common Stock and a warrant to purchase one share of Common Stock at an exercise price of $6.00. The investors included the Company's Chairman and Chief Executive Officer, Gregory
S. Frisby, and one of the Company's directors, Jeffry D. Frisby.


5.   Joint Venture

         During the first quarter of 2000, the Company established Schoeller Frisby Technologies, GmbH, a joint venture with Schoeller Textil AG, to expand the European distribution of the Company's products. The Company owns 51% of the outstanding shares of the Common Stock of the joint venture and, accordingly, consolidates the joint venture. The joint venture began operations in January 2000.

         For the nine-month period ended September 30, 2001, the Company recorded minority interest income of $44,689 compared to $11,103 for the comparable period in 2000, which reflects the portion of the losses of Schoeller Frisby Technologies GmbH that are applicable to Schoeller Textil AG's minority interest. The minority interest amount shown as a liability on the Company's Balance Sheet as of September 30, 2001 and December 31, 2000 represents Schoeller Textil AG's share of the net assets of Schoeller Frisby Technologies GmbH.

                            NOTE REGARDING PROSPECTUS

         You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.


                      DISCLOSURES REGARDING INDEMNIFICATION

         The General Corporation Law of Delaware provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he or she acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his or her conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

         Frisby's Certificate of Incorporation provides that, to the greatest extent permitted by the provisions of Section 145 of the General Corporation Law of Delaware, Frisby shall indemnify any and all persons whom it shall have power to indemnify under said section against any and all of the expenses, liabilities, or other matters referred to in or covered by such law. The indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

         The Bylaws of Frisby provide for indemnification of officers and directors of Frisby to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of Frisby, providing such officer's or director's acts were not committed in bad faith. The Bylaws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director. Frisby maintains a policy of directors' and officers' liability insurance that insures Frisby's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling Frisby pursuant to the foregoing provisions, Frisby has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered hereby. All amounts are estimates except the SEC registration fee.

                                                                                   Amount to Be Paid by
                                                                                        Registrant
                                                                                   --------------------
SEC registration fee............................................................        $ 1,103.81
Legal fees and expenses.........................................................         20,000.00
Accounting fees and expenses....................................................         12,000.00
Miscellaneous...................................................................          2,000.00
                                                                                        ----------

Total...........................................................................        $35,103.81
                                                                                        ==========

The Registrant intends to pay all expenses of registration, issuance and distribution.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The General Corporation Law of Delaware provides generally that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative in nature to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) and, in a proceeding not by or in the right of the corporation, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such suit or proceeding, if he acted in good faith and in a manner believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Delaware law further provides that a corporation will not indemnify any person against expenses incurred in connection with an action by or in the right of the corporation if such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which such court shall deem proper.

         The By-Laws of the Registrant provide for indemnification of officers and directors of the Registrant to the greatest extent permitted by Delaware law for any and all fees, costs and expenses incurred in connection with any action or proceeding, civil or criminal, commenced or threatened, arising out of services by or on behalf of the Registrant, providing such officer's or director's acts were not committed in bad faith. The By-Laws also provide for advancing funds to pay for anticipated costs and authorizes the Board to enter into an indemnification agreement with each officer or director. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. The Registrant maintains a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstance.

         In accordance with Delaware law, the Registrant's Certificate of Incorporation contains provisions eliminating the personal liability of directors, except for breach of a director's fiduciary duty of loyalty to the Registrant or to its stockholders, acts or omission not in good faith or which involve intentional misconduct or a knowing violation of the law, and in respect of any transaction in which a director receives an improper personal benefit. These provisions only pertain to breaches of duty by directors as such, and not in any other corporate capacity, e.g., as an officer. As a result of the inclusion of such provisions, neither the Registrant nor stockholders may be able to recover monetary damages against directors for actions taken by them which are ultimately found to have constituted negligence or gross negligence, or which are ultimately found to have been in violation of their fiduciary duties, although it may be possible to obtain injunctive or equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have an effective remedy against the challenged conduct.

ITEM 16. EXHIBITS

         The following exhibits are filed as part of this registration statement pursuant to Item 601 of Regulation S-K:


    Exhibit Number    Description of Exhibit
    --------------    ----------------------
           4.1        Form of Common Stock Certificate (incorporated by
                      reference to Exhibit 4.1 to the Company's Amendment No. 2
                      to Registration Statement on Form SB-2 dated March 30,
                      1998).

           4.2 Second Amendment to Loan Agreement dated January 15, 2001 between the Company and Bank of America, N.A.
                      (incorporated by reference to Exhibit 10.39 to the Company's Annual Report on Form 10-KSB for the year ended
                      December 31, 2000).

           4.3 Letter Agreement dated January 12, 2001 between MUSI and the Company and related Convertible Promissory Note
                      (incorporated by reference to Exhibit 4.2 to the Company's
                      Quarterly Report on Form 10-QSB for the quarter ended
                      March 31, 2001).

           4.4        Loan Agreement dated May 14, 2001 between MUSI and the
                      Company (incorporated by reference to Exhibit 4.1 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001).

           4.5        Convertible Promissory Note of the Company dated May 14,
                      2001 in the original principal amount of $1,500,000
                      payable to MUSI (incorporated by reference to Exhibit 4.2 to the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001).

           4.6        Amendment to Convertible Promissory Note dated May 14,
                      2001 dated November 19, 2001.

           4.7        Security Agreement dated May 14, 2001 between MUSI and the
                      Company (incorporated by reference to Exhibit 4.3 of the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001).

           4.8 Loan Agreement between DAMAD Holding AG and the Company effective January 10, 2002.*

           4.9 Promissory Note in the amount of $750,000 made by the Company payable to DAMAD Holding AG effective January 10,
                      2002.*

          4.10        Security Agreement between the Company and DAMAD Holding
                      AG effective January 10, 2002.*

          4.11 Stock Purchase Warrant issued to DAMAD Holding AG effective January 10, 2002.*

          4.12        Registration Rights Agreement between the Company and
                      DAMAD Holding AG dated January 23, 2002.*

    Exhibit Number    Description of Exhibit
    --------------    ----------------------
        4.13          Loan Agreement between Bluwat AG and the Company effective
                      January 10, 2002.

        4.14 Promissory Note in the amount of $500,000 made by the Company payable to Bluwat AG effective January 10, 2002.

        4.15 Security Agreement between the Company and Bluwat AG effective January 10, 2002.

        4.16          Stock Purchase Warrant issued to Bluwat AG effective
                      January 10, 2002.

        4.17          Registration Rights Agreement between the Company and
                      Bluwat AG dated January 23, 2002.

           5          Opinion of Womble Carlyle Sandridge & Rice, PLLC. *

        23.1 Consent of Womble Carlyle Sandridge & Rice, PLLC (included in Exhibit 5).

        23.2          Consent of Ernst & Young LLP.

          24          Power of Attorney*

--------------
(*) previously filed



ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; provided, however, that notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, North Carolina, on March 21, 2002.


                                  FRISBY TECHNOLOGIES, INC.



                                  By:      /s/ Gregory S. Frisby
                                     ------------------------------------------
                                           Gregory S. Frisby
                                           Chairman of the Board
                                           and Chief Executive Officer.


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement on Form S-3 has been signed below by the following persons in the capacities indicated on March 21, 2002.



 /s/ Gregory S. Frisby                                        Chairman of the Board and Chief Executive
--------------------------------------------                  Officer (Principal Executive Officer)
Gregory S. Frisby



 /s/ Duncan R. Russell*                                       President and Chief Operating Officer; Director
--------------------------------------------
Duncan R. Russell



/s/ John L. Ruggiero*                                         Chief Financial Officer and Treasurer
--------------------------------------------                  (Principal Financial and Accounting Officer)
John L. Ruggiero



/s/ Jeffry D. Frisby*                                         Director
--------------------------------------------
Jeffry D. Frisby



/s/ Pietro A. Motta*                                          Director
--------------------------------------------
Pietro A. Motta



/s/ Alexander Rosenzweig*                                     Director
--------------------------------------------
Alexander Rosenzweig



/s/ Robert C. Grayson*                                        Director
--------------------------------------------
Robert C. Grayson



                                                              Director
--------------------------------------------
Robert Gregory


(*) By:  /s/ Gregory S. Frisby
--------------------------------------------
             Gregory S. Frisby
             Attorney-in-Fact

                                                                    EXHIBIT 23.2




               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Frisby Technologies, Inc.
3195 Centre Park Boulevard
Winston-Salem, North Carolina 27107


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 28, 2001 (except for Note 6 and Note 9, as to which the date is March 27, 2001, and except for Note 1, as to which the date is March 21, 2002) in Amendment No. 2 to Registration Statement Form S-3 and related Prospectus of Frisby Technologies, Inc. for the registration of 3,475,111 shares of its common stock.




/s/ Ernst & Young LLP
Greensboro, North Carolina


March 21, 2002